EXHIBIT 16.1

[KPMG LLP]

June 5, 2003

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for the SkyWest, Inc. Employees Retirement Plan (the Plan) and under the date of July 11, 2002, we reported on the financial statements of the Plan as of and for the year ended December 31, 2001.  On May 30, 2003, our appointment as principal accountants was terminated.  We have read SkyWest, Inc. Employees Retirement Plan's statements included under Item 4 of its Form 8-K dated May 30, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan’s statements (1) that the change in principal accountants was approved by the Plan's Trustees, (2) regarding the disclosures with respect to Arthur Andersen LLP included in the second paragraph, or (3) that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Plan’s financial statements.

Very truly yours,

/s/ KPMG LLP